This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely pursuant to the Offer to Purchase, dated February 4, 2000, and the related Letters of Transmittal and any amendments or supplements thereto. The Offer is being made to all holders of Shares, provided that the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Morgan Stanley & Co., Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                                       by

                                   [UPS LOGO]

                          UNITED PARCEL SERVICE, INC.

                            Up to 100,893,277 Shares

                                       of

                           its Class A-1 Common Stock

                                       at

                                 $60 per Share

         United Parcel Service, Inc., a Delaware corporation (the "Company"), invites its shareowners to tender shares of its class A-1 common stock, par value $0.01 per share (the "Shares"), at a price of $60 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 4, 2000 (the "Offer to Purchase") and in the related Letters of Transmittal (which, together with the Offer to Purchase, constitute the "Offer").

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 3, 2000, UNLESS THE OFFER IS EXTENDED.

         We are making this tender offer so that our class A shareowners have the opportunity to sell a portion of their class A-1 shares. This tender offer was contemplated and described to our shareowners prior to and as part of our initial public offering. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See
Section 5 of the Offer to Purchase.

         The class A-1 common stock is not listed on any stock exchange or quoted on any organized over-the-counter market. Our class B common stock is listed on the New York Stock Exchange under the symbol "UPS." On February 3, 2000, the last full trading day before we announced the Offer, the reported closing price of our class B common stock on the NYSE was $57 7/16 per share. You should obtain a current market quotation for the class B common stock before tendering any of your class A-1 shares.

         The Company will pay $60 per Share, in cash, for Shares validly tendered pursuant to the Offer and not properly withdrawn. The Company will purchase all Shares validly tendered, and not withdrawn, upon the terms and subject to the conditions of the Offer. The Company has offered to purchase a total of approximately 27% of the total outstanding Shares. The Company is not offering to purchase any class A-2 shares, class A-3 shares or class B shares.

         Shareowners may tender up to 27% of the Shares held in any regular account (formerly First Union Trust Accounts), up to 27% of the Shares held in a certificate/receipt account (an account that includes at least one former "Brown Share"), up to 27% of the Shares held in any individual retirement account and up to 27% of Shares held in any UPS Savings Advantage account. The Company will purchase no more than 27% of any shareowner's Shares in the Offer from any account.

         In order for Shares to be validly tendered in the Offer, First Union National Bank (the "Depositary") must receive properly completed and executed Letters of Transmittal at its addresses listed in the Offer to Purchase prior to the expiration date. Shareowners wishing to tender Shares held in a regular account (formerly First Union Trust Accounts) must follow the instructions set forth in the materials on tan paper. Shareowners wishing to tender Shares held in a certificate/receipt account (an account that includes at least one former "Brown Share") must follow the instructions set forth in the materials on yellow paper and submit to the Depositary any United Parcel Service of America, Inc. stock certificates that correspond to tendered shares. Shareowners wishing to tender Shares held in an individual retirement account must follow the instructions set forth in the materials on pink paper. Shareowners wishing to tender Shares held in a UPS Savings Advantage account must follow the instructions set forth in the materials on blue paper.

         Shareowners wishing to tender Shares that currently are hypothecated should communicate with their lending institution and arrange for it to transfer its liens from the currently hypothecated Shares they wish to tender to other Shares they do not wish to tender. Shareowners also may consider reducing their borrowings by a sufficient amount to permit the lending institution to release from its liens the Shares they wish to tender. The Company will not purchase Shares that are subject to a lending institution's security interest, or Shares that are subject to any other lien or adverse claim. Any Letter of Transmittal on which a Shareowner attempts to tender Shares that are subject to a security interest, lien or adverse claim will be rejected.

         Each Shareowner must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender. Each member of the Company's Management Committee intends to participate in the Offer.

         The Company reserves the right, at any given time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration date. Thereafter, such tenders are irrevocable. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its addresses listed in the Offer to Purchase and must specify the name of the person or persons who tendered the Shares to be withdrawn and the account number from which the shares were tendered, the number and designated receipt numbers of Shares to be withdrawn, and the signature or signatures of the person or persons who tendered the Shares to be withdrawn. The Depositary will not accept oral notices of withdrawal.

         Any Shares properly withdrawn will be deemed not tendered for purposes of the Offer. Withdrawn Shares may be re-tendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the expiration date.

         The Company will be deemed to have accepted for payment and purchased Shares that are tendered and not withdrawn when it gives oral or written notice to the Depositary of its acceptance for payment of Shares. The Company will not pay interest by reason of any delay in paying for any Shares or otherwise.

         The sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The sale of Shares held in an individual retirement account or in a UPS Savings Advantage account will not have any federal income tax consequences to the shareowner. However, any distributions from such accounts may be taxable to shareowners. Shareowners should consult their own tax advisers about the federal income tax consequences of tendering Shares in the Offer.

         The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

         Copies of the Offer to Purchase and the related Letters of Transmittal are being mailed to record holders of Shares. The Offer to Purchase and the related Letters of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

    Any questions or requests for assistance may be directed to the Depositary at its telephone number and address listed below. Requests for additional copies of the Offer to Purchase, the Letters of Transmittal or other tender offer materials may be directed to the Depositary and such copies will be furnished promptly at the Company's expense.

                        The Depositary for the Offer is:

                            FIRST UNION NATIONAL BANK
                                     PA 1328
                              Shareholder Services
                             123 South Broad Street
                        Philadelphia, Pennsylvania 19109
                           (877) 413-2111 (toll-free)
                    (215) 985-8569 (direct and international)

                      The Dealer Manager for the Offer is:

                        MORGAN STANLEY & CO. INCORPORATED
                                  1585 Broadway
                            New York, New York 10036
                            (212) 761-5722 (collect)
                      (800) 223-2440 ext. 5722 (toll-free)
                                February 4, 2000